Exhibit 99.1

Adverum Biotechnologies Announces Completion of Screening for Pivotal Phase 3 ARTEMIS

Trial of Ixo-vec for Wet Age-Related Macular Degeneration

- Screening closing ahead of expectations, with full enrollment now anticipated in 4Q 2025 (previously 1Q 2026)

- ARTEMIS topline data readout accelerated to 1Q 2027

REDWOOD CITY, Calif., September 22, 2025 — Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company pioneering the use of intravitreal gene therapy as a potential One And DoneTM treatment to preserve sight for life, today announced it has notified sites that it plans to complete screening in ARTEMIS, its first pivotal Phase 3 trial evaluating Ixo-vec in wet age-related macular degeneration (wet AMD) by September 30, seven months after initiation, because the company now expects full enrollment of at least 284 treatment-naïve and treatment experienced patients in 4Q 2025 and data readout in 1Q 2027.

ARTEMIS is the first of two Phase 3 registrational trials for Ixo-vec in wet AMD, evaluating a single administration of Ixo-vec (6E10 vg/eye) compared to aflibercept (2mg) every 8 weeks in both treatment-naïve and previously treated patients. Information about the trial is available at www.clinicaltrials.gov (ARTEMIS identifier: NCT06856577).

About Ixo-vec in Wet AMD

Adverum is developing ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-VEGF, optimize patient compliance and improve vision outcomes for patients with wet AMD. In recognition of the need for new treatment options for wet AMD, FDA granted Fast Track and Regenerative Medicine Advanced Therapy (RMAT) designations for Ixo-vec for the treatment of wet AMD. Ixo-vec has also received PRIME designation from the EMA and the Innovation Passport from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency for the treatment of wet AMD.

About Adverum Biotechnologies

Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. Additionally, by overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Exhibit 99.1

Forward-looking Statements

Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding: the therapeutic and commercial potential of Ixo-vec, including its potential to be One-And-Done therapy for wet AMD patients; the anticipated completion of screening, enrollment and announcement of the topline data results for the ARTEMIS Phase 3 trial; and other statements that are not a historical fact. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; the potential for future complications or side effects in connection with use of Ixo-vec; Adverum’s ability to continue as a going concern and improve its financial position; and risks associated with market conditions. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s most recent Quarterly Report on Form 10-Q filed with the SEC on August 12, 2025 and subsequent filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Corporate & Investor Inquiries:

Adverum Investor Relations

Email: ir@adverum.com

Media:

Jason Awe, Ph.D.

Executive Director, Corporate Communications

Email: jawe@adverum.com